Exhibit 99.1

Contacts
Pei Hung, DASAN Zhone Investor Relations	DZSI Strategic Communications:
Tel: +1 510.777.7386	Matt Glover or Najim Mostamand, CFA
Fax: +1 510.777.7001	Tel: +1 949.574.3860
E: phung@dasanzhone.com	E: dzsi@liolios.com

DASAN Zhone Solutions Reports Strong Third Quarter 2018 Financial Results; Raises Revenue Guidance and Introduces Additional Guidance for Full Year 2018

Oakland, Calif., November 8, 2018 - DASAN Zhone Solutions, Inc. (NASDAQ: DZSI or the "Company" or “DZSI”), a global leader in fiber access transformation for enterprise and service provider networks, today reported its financial results for the three months ended September 30, 2018. The Company also provided its outlook for the three months ending December 31, 2018, including increased revenue guidance and introduced additional guidance for the full year ending December 31, 2018.

Third Quarter 2018 Financial Performance:

•	Third quarter revenue was $71.9 million, which was at the mid-point of the Company’s guidance and reflected an increase of 8.2% year-over-year.

•	GAAP gross margin for the quarter was 32.6%, which was above the Company’s gross margin guidance of 32%.

•
GAAP net income attributable to DZSI for the third quarter was $1.8 million, or $0.11 per diluted share, as compared to a net income of $1.4 million, or $0.09 per diluted share for the third quarter of 2017.

•
GAAP operating expenses for the quarter were $19.9 million. Non-GAAP adjusted operating expenses for the quarter were $18.7 million, which came in $1.3 million better than the Company’s guidance of $20 million.

•
Non-GAAP adjusted EBITDA for the quarter was $4.4 million and non-GAAP adjusted EBITDA margin was 6.1%, which exceeded the Company’s adjusted EBITDA guidance of between $2.4 million to $3.7 million. It was also a favorable comparison on a year-over-year basis with non-GAAP adjusted EBITDA and non-GAAP adjusted EBITDA margin of $2.7 million and 4.0%, respectively, for the third quarter of 2017. Non-GAAP financial measures are reconciled to the most comparable GAAP measures in the tables set forth at the end of this press release.

•	Total cash and cash equivalents (excluding restricted cash) as of September 30, 2018 were $20.0 million, compared to $17.5 million as of December 31, 2017.

"Our financial and operational performance in the third quarter reflects the increasing momentum in our business, which continues to benefit from the acceleration in fiber rollout throughout the world,” said Yung Kim, CEO of DZSI. “During the third quarter of 2018, we saw strong customer responses to our new end-to-end 10G PON broadband and Whole Home WiFi offerings, and won a significant contract with LGU Plus to provide our carrier-grade, ultra-low latency switches to be deployed in the first commercial 5G wireless network in the South Korean market. We also announced the entry into a definitive agreement to acquire KEYMILE, which is designed to be both an accretive and strategic acquisition for us that should provide the opportunity for significant customer and geographic synergies. KEYMILE currently sells into a base of more than 160 active customers, comprised primarily of Tier 1 and Tier 2 service providers across 31 countries.”

“We delivered better than expected results in the third quarter, reflecting our ability to incrementally grow profitability. Gross margin of 32.6% exceeded our guidance, and we successfully contained our adjusted operating expenses in the quarter by approximately $1.3 million against our guidance, generating $4.4 million of adjusted EBITDA,” said Michael Golomb, CFO of DZSI. “We look forward to benefitting from the additional scale and profitability from the KEYMILE acquisition. Based on unaudited management accounts reported under IFRS accounting standards, we expect KEYMILE to generate at least €40 million in revenue and €4 million in adjusted EBITDA for the full year 2018. With a purchase price reflecting less than one-half times KEYMILE’s revenue, this strategic acquisition represents an attractive opportunity to deploy our capital in a meaningful way for DZSI shareholders.”
Business Outlook:
DZSI’s business outlook is based on current expectations. The following statements are forward-looking, and actual results can differ materially based on market conditions and factors set forth under “Forward-Looking Statements” below.

•
Fourth Quarter 2018: Revenue target of $74 million to $78 million, GAAP gross margin target of between 32% and 33%, and adjusted operating expenses target of $21 to $22 million for an implied adjusted EBITDA range of $3 million to $4 million.

•
Increased Full Year 2018 Revenue Guidance: Revenue target of $282 million to $286 million, which represents 14% to 16% year-over-year growth, as compared to prior revenue guidance provided on August 9, 2018 of $280 million to $285 million, which represents 13% to 15% year-over-year growth.

•	Full Year 2018 Adjusted EBITDA Guidance: Adjusted EBITDA target of greater than $11.5 million.

Conference Call:
We are hosting a conference call to announce our Q3 2018 results and answer questions on November 8, 2018 at 5:00pm, Eastern time. To access the conference call, please dial 1-888-306-9369 (U.S. toll-free) or 1-503-406-4059 (international) and entering the access code 2199557. The audio webcast will be simultaneously available on the Investor Relations section of DZSI’s website at https://investor-dzsi.com/investor-relations/events/.

An audio replay will be offered for seven days, by dialing 1-855-859-2056 (U.S. toll-free) or 1-404-537-3406 (international) and entering the access code 2199557. An audio webcast recording will also be available online at https://investor-dzsi.com/investor-relations/events/ for approximately one week following the original call.

Non-GAAP Financial Measures
To supplement DZSI's consolidated financial statements presented in accordance with GAAP, DZSI uses adjusted EBITDA, a non-GAAP measure DZSI believes is appropriate to enhance an overall understanding of DZSI's past financial performance and prospects for the future. These adjustments to GAAP results are made with the intent of providing greater transparency to supplemental information used by management in its financial and operational decision-making. These non-GAAP results are among the primary indicators that management uses as a basis for making operating decisions because they provide meaningful supplemental information regarding the Company's operational performance, including the Company's ability to provide cash flows to invest in research and development, and to fund capital expenditures. In addition, these non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and comparisons to competitors' operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation between net income (loss) and adjusted EBITDA is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) below.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934.  Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, commercial acceptance of the Company’s products; intense competition in the communications equipment market; the Company’s ability to execute on its strategy and operating plans; and economic conditions. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

About DASAN Zhone Solutions, Inc.
DASAN Zhone Solutions, Inc. (NASDAQ: DZSI) is a global leader in network access solutions for service provider and enterprise networks. The company provides a wide array of reliable, cost-effective networking technologies-including broadband access, Ethernet switching, Passive Optical LAN, and software-defined networks-to a diverse customer base that includes more than 1,000 of the world’s most innovative network operators. DZSI is headquartered in Oakland, California, with operations in more than 20 countries worldwide.

DASAN Zhone Solutions, the DASAN Zhone Solutions logo, and DASAN Zhone product names are trademarks of DASAN Zhone Solutions, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or products names are all subject to change without notice.

DASAN ZHONE SOLUTIONS INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017(2)	September 30, 2018	September 30, 2017(2)
Net revenue	$71,914	$76,257	$66,438	$207,675	$178,491
Cost of revenue	48,483	53,092	44,023	139,344	118,413
Gross profit	23,431	23,165	22,415	68,331	60,078
Operating expenses:
Research and product development (1)	8,655	8,714	8,939	26,346	27,462
Selling, general and administrative (1)	11,106	11,712	11,661	35,212	33,096
Amortization of intangible assets	131	131	154	393	1,191
Total operating expenses	19,892	20,557	20,754	61,951	61,749
Operating income (loss)	3,539	2,608	1,661	6,380	(1,671)
Interest income	42	75	36	203	82
Interest expense	(447)	(560)	(263)	(1,330)	(793)
Other income (expense), net	(572)	(427)	60	(859)	43
Income (loss) before income taxes	2,562	1,696	1,494	4,394	(2,339)
Income tax expense	735	341	107	1,071	646
Net income (loss)	1,827	1,355	1,387	3,323	(2,985)
Net income (loss) attributable to non-controlling interest	29	(61)	(12)	2	172
Net income (loss) attributable to DASAN Zhone Solutions, Inc.	$1,798	$1,416	$1,399	$3,321	$(3,157)

Earnings (losses) per share attributable to DASAN Zhone Solutions, Inc.
Basic	$0.11	$0.09	$0.09	$0.20	$(0.19)
Diluted	$0.11	$0.08	$0.09	$0.20	$(0.19)
Weighted average shares outstanding
Basic	16,683	16,438	16,382	16,425	16,380
Diluted	16,891	16,672	16,382	16,640	16,380
_______________________________________________
(1) Amounts include stock-based compensation costs as follows:
Manufacturing	$7	$—	$—	$7	$—
Research and product development	38	16	12	69	42
Selling, general and administrative	572	361	183	1,281	628
	$617	$377	$195	$1,357	$670
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$1,827	$1,355	$1,387	$3,323	$(2,985)
Stock-based compensation	617	377	195	1,357	670
Interest expense, net	405	485	227	1,127	711
Income tax (benefit) provision	735	341	107	1,071	646
Depreciation and amortization	652	682	752	2,033	3,105
Non--recurring merger and acquisition costs	139	—	—	139	—
Adjusted EBITDA	$4,375	$3,240	$2,668	$9,050	$2,147

Reconciliation of operating expense to Adjusted operating expense:
Total operating expense	$19,892	$20,557	$20,754	$61,951	$61,749
Depreciation and amortization (2)	(418)	(429)	(527)	(1,291)	(2,425)
Stock-based compensation	(610)	(377)	(195)	(1,350)	(670)
Non--recurring merger and acquisition costs	(139)	—	—	(139)	—
Adjusted operating expense	$18,725	$19,751	$20,032	$59,171	$58,654
(2)For the three and nine months ended September 30, 2017, the depreciation and amortization amounts have been adjusted to exclude depreciation and amortization expense associated with cost of revenues.

DASAN ZHONE SOLUTIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents and restricted cash	$27,853	$29,900
Accounts receivable, net	61,019	61,755
Other receivables	28,188	12,658
Inventories	45,457	25,344
Prepaid expenses and other current assets	12,256	3,652
Total current assets	174,773	133,309
Property and equipment, net	5,374	5,873
Goodwill	3,977	3,977
Intangible assets, net	5,933	6,785
Non-current deferred tax assets	2,895	2,954
Long-term restricted cash	847	1,512
Other assets	1,400	4,717
Total assets	$195,199	$159,127
Liabilities, Stockholders' Equity and Non-controlling Interest
Current liabilities:
Accounts payable	$54,245	$32,792
Short-term debt	37,319	19,790
Other payables	3,628	3,988
Contract Liabilities - current	2,394	3,279
Accrued and other liabilities	10,315	11,174
Total current liabilities	107,901	71,023
Long-term debt	5,000	9,787
Contract Liabilities - non-current	1,851	1,883
Other long-term liabilities	2,677	2,667
Total liabilities	117,429	85,360
Stockholders’ equity and non-controlling interest:
Common stock	16	16
Additional paid-in capital	92,408	90,198
Other comprehensive income	5	1,871
Accumulated deficit	(15,190)	(18,852)
Total stockholders’ equity	77,239	73,233
Non-controlling interest	531	534
Total stockholders’ equity and non-controlling interest	77,770	73,767
Total liabilities, stockholders’ equity and non-controlling interest	$195,199	$159,127